EXHIBIT 3.1

ARTICLES OF INCORPORATION

OF

STREAM FLOW MEDIA, INC.

The undersigned, both being natural persons more than eighteen years of age, pursuant to Colorado General Corporation Law, hereby adopt the following Articles of Incorporation:

FIRST (Corporate Name):  The name of the corporation is:

Stream Flow Media, Inc.

Principal office:

                        13000 South Tryon Street

Suite F

Charlotte, NC 28278

SECOND (Duration):

The corporation shall have perpetual existence.

THIRD (Purposes):

(a) The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the laws of the State of Colorado.

(b)  In furtherance of the foregoing purpose, the corporation shall have and may exercise all of the rights, powers and privileges now or hereafter conferred upon corporations organized under the laws of the State of Colorado.  In addition, it may do everything, necessary, suitable or proper for the accomplishment of' any of its corporation purposes.

FOURTH (Shares):

(a) The Corporation shall initially have one class of shares, defined as “Common” shares.  The Corporation shall be authorized to issue 100,000,000 Common shares, each having a par value of $.001.  Each Common Share shall be entitled to one vote for all matters on which a shareholder vote is requested or required.

Common stock of the company may be issued from time to time without prior approval by the shareholders.  The stock of the company may be issued for such consideration as may be fixed from time to time by the Board of Directors.  The Board of Directors may issue such shares of common and/or preferred (if authorized at a later date) stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in such corporate resolution.  The holders of the preferred (if authorized at a later date) and common shares are entitled to receive the net assets of the corporation upon dissolution.  The Board of Directors may restructure the issued and outstanding shares with respect to a forward or reverse split, without a shareholders meeting, general or special meeting, providing that a majority of the shareholders agree to the shares reorganization within the limits of the share capitalization stated above.

(b)  The Board of Directors are authorized to fix or alter, from time to time, the voting powers and such designations, preferences and relative participation, options or special rights of the shares of each such series and the qualifications, limitations, or restrictions of any un-issued series of stock and to establish, from time to time, the number of shares constituting any such series, or any share.

(c)  Each shareholder of record shall have voting rights as described above, except that in the election of directors he or she shall have the right to vote such number of shares for as many persons as there are directors to be elected.  Cumulative voting shall not be allowed in the election of directors or for any other purpose.

(d)  No shareholder of the corporation shall have any preemptive or similar right to acquire any additional unissued or treasury shares of stock, or for other securities of any class, or for rights, warrants, or options to purchase stock or for scrip, or for securities of any kind convertible into stock or carrying stock purchase warrants or privileges.

(e)  The Board of Directors may, from time to time, distribute to the shareholders in partial liquidation, out of stated capital or capital surplus of the corporation, a portion of its assets, in cash or property, subject to the limitations contained in the statutes of the State of Colorado.

FIFTH (Amendments to Articles of Incorporation):  The Board of Directors reserves the right to amend, alter, change, or repeal any provision contained in these Amended Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred on the corporation herein are granted subject to this reservation.

SIXTH (Directors):  The Board of Directors shall be composed of not less than one nor more than seven directors.  The current Board of Directors of the corporation who shall serve as directors until the next annual meeting of shareholders or until their successors are elected and shall qualify are as follows:

NAMES

POSITION

Gregory Galanis

Director

SEVENTH (Board of Directors Powers):  In furtherance, and not in limitation of those powers conferred by statute, the Board of Directors is expressly authorized in the following, including, but not limited to:

(a)  The authority to establish Bylaws for the corporation is hereby expressly vested in the Board of Directors of this corporation.  The Board of Directors shall have the authority to alter and amend the Bylaws, from time to time, as may be necessary to conduct the business of the corporation without the need to have shareholder approval.

(b)  To authorize and cause to be executed mortgages and lines of credit, with or without limitations as to the amount, upon the real and personal property of the corporation.

(c)  To authorize and guaranty by the Corporation of the securities, evidences of indebtedness and obligations or other persons, corporations or business entities.

(d)  To set apart out of any funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve.

(e)  By resolution adopted by the majority of the whole Board, to designate one or more committees to consist of one or more Directors of the Corporation, which to the extent provided by resolution or in the Bylaws of the corporation, shall have and may authorize the seal of the corporation to be affixed to all papers which may require it.  Such committee or committees shall have name and names as may be set forth and stated in the Bylaws of the corporation or as may be determined from time to time by resolution adopted by the Board of Directors.  All the corporate powers of the corporation shall be exercised by the Board of Directors except as otherwise states herein or in the Bylaws.

EIGHTH (Registered Agent):  The name and address of the registered agent of the Corporation is: The Corporation Company, 1675 Broadway, Suite 1200, Denver, CO 80202.

NINTH (Incorporators):  The name and address of the Incorporator is:  Gregory Galanis, 13000 South Tryon Street, Suite F, Charlotte, NC 28278.

TENTH (Indemnification):

(a) The corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee, fiduciary or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorney fees), judgments, fines, and amounts paid in settlement actually and reasonably believed to be in the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction or upon a plea of no contest or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in the best interests of the corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe his conduct was unlawful.

(b)  The corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in the best interests of the corporation; but no indemnification shall be made in respect of any claim, issue, or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such court deems proper.

(c)  To the extent that a director, officer, employee, fiduciary or agent of a corporation has been successful on the merits in defense of any action, suit, or proceeding referred to in (a) or (b) of this Article VII or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorney fees) actually and reasonably incurred by him in connection therewith.

(d)  Any indemnification under (a) or (b) of this Article VII (unless ordered by a court) and as distinguished from (c) of this Article shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, fiduciary or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in (a) or (b) above.  Such determination shall be made by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or, if such a quorum is not obtainable, or even if obtainable, if a quorum of disinterested directors so directs.

(e)  Expenses (including attorney's fees) incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized in Section (d) of this Article, upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount, unless it shall ultimately be determined that he is entitled to be indemnified by the corporation as authorized in this Article.

(f)  The Board of Directors may exercise the corporation's power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would  have the power to indemnify him against such liability under this Article.

(g)  The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under these Amended Articles of Incorporation, the Bylaws, agreements, vote of the shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs and personal representatives of such a person.

ELEVENTH (Management Provisions):  The following provisions are inserted for the management of the business and for the conduct of the affairs of the corporation and the same are in furtherance of and not in limitation of the powers, conferred by law:

No contract or other transaction between this corporation and one or more of its directors, officers, or stockholders or between this corporation and any other corporation, firm or association in which one or more of its officers, directors, or stockholders are officers, directors or stockholders shall be either void or voidable (1) if at a meeting of' the board of directors or committee authorizing or ratifying the contract of transaction there is a quorum of persons not so interested in the contract or other transaction is approved by a majority of such quorum or (2) if the contract or other transaction is ratified at an annual or special meeting of stockholders, or (3) if the contract or other transaction is just and reasonable to the corporation of the time it is made, authorized or ratified.

IN WITNESS WHEREOF the Incorporators have hereunto signed the original in duplicate.

DATED THIS:  27thth day of June, 2013.

/s/ Gregory Galanis

Incorporator – Gregory Galanis

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